Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No.1 to Registration Statement No. 333-190188 (the “Registration Statement”) on Form N-14 for our report dated October 26, 2012, relating to the financial statements and financial highlights of BlackRock Strategic Bond Trust appearing in its Annual Report on Form N-CSR for the year ended August 31, 2012. We also consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated April 26, 2013, relating to the consolidated financial statements and financial highlights of BlackRock Senior High Income Fund, Inc. and BlackRock Debt Strategies Fund, Inc., appearing in each respective fund’s Annual Report on Form N-CSR for the year ended February 28, 2013.

We also consent to the references to us under the headings “Other Service Providers,” “Financial Highlights,” and “Other Matters with Respect to the Meeting,” in the Joint Prospectus/Proxy Statement and “Experience, Qualifications, and Skills,” “Board Leadership Structure and Oversight,” “Independent Registered Public Accounting Firm,” and “Form of Agreement and Plan of Reorganization,” “Representations and Warranties of the Acquiring Fund,” and “Representation and Warranties of the Target Fund,” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

September 9, 2013